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                   CROWN CASTLE INTERNATIONAL Prices Offering
                                of Common STOCK

HOUSTON - JANUARY 12, 2001 - Crown Castle International Corp. (NASDAQ:TWRS) announced today that it priced a public offering of common stock. Crown Castle will offer 12,000,000 shares of common stock at a price of $26.25 per share, and has granted the underwriter an over-allotment option to purchase an additional 1,800,000 shares of common stock.

     The closing of the offering is expected to occur on January 17, 2001 and is subject to customary closing conditions. The shares from the offering will be sold pursuant to Crown Castle's shelf registration statement. The net proceeds of the offerings will be used for general corporate purposes including capital expenditures and acquisition of shared communications infrastructure.

     "Crown Castle sees tremendous opportunities to further its leadership position in providing shared communications infrastructure to the wireless industry," stated W. Benjamin Moreland, Chief Financial Officer of Crown Castle International. "In this challenging market
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climate, the Company remains committed to maintaining a fully-funded business plan that best positions it to create long-term value for its shareholders."

     A shelf registration statement relating to the shares was previously declared effective by the Securities and Exchange Commission. The shares may be offered only by means of a prospectus supplement. A copy of the prospectus supplement and related base prospectus relating to the common stock offering may be obtained from Goldman Sachs & Co.



Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers and rooftops as well as analog and digital audio and television broadcast transmission systems. The Company offers near-universal broadcast coverage in the United Kingdom and significant wireless communications coverage to 68 of the top 100 United States markets, more than 95 percent of the UK population and more than 92 percent of the Australian population. Pro forma for all closed and previously announced transactions, Crown Castle International owns, operates and manages over 12,000 wireless communication towers internationally. For more information on Crown Castle International, visit: www.crowncastle.com.

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THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES FOR SALE.  A
SHELF REGISTRATION STATEMENT RELATING TO THE FOREGOING HAS PREVIOUSLY BEEN FILED AND DECLARED EFFECTIVE. ANY OFFER, IF AT ALL, WILL BE MADE ONLY BY MEANS OF A PROSPECTUS SUPPLEMENT FORMING A PART OF SUCH REGISTRATION STATEMENT.


This press release contains forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although Crown Castle believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential factors, which could affect the company's financial results, is included in the Risk Factors sections of the company's filings with the Securities and Exchange Commission. The company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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